23.2

Marcum & Kliegman LLP

Certified Public Accountants & Consultants

A LIMITED LIABILITY PARTNERSHIP CONSISTING OF PROFESSIONAL CORPORATIONS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement on Form S-8 of LoyaltyPoint, Inc., of our report dated June 11, 2004, which includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of LoyaltyPoint, Inc. and Subsidiaries (formerly FUNDever, Inc. and Subsidiary) for the year ended December 31, 2003 appearing in the Annual Report on Form 10-KSB for the year ended December 31, 2004.

/s/ Marcum & Kliegman LLP

New York, New York

April 22, 2005